EXHIBIT 23.3




                  CONSENT OF INDEPENDENT AUDITORS





 We consent to the incorporation by reference in the Registration Statement on Form S-8 of The Travelers Inc. (formerly Primerica Corporation) in connection with The Travelers Savings, Investment and Stock Ownership Plan for the registration of 1 million shares of Common Stock ($.01 par value) of our report dated April 26, 1993, with respect to the combined statement of assets acquired and liabilities assumed of the Shearson Lehman Brothers and SLB Asset Management Divisions ("SLBD") of Lehman Brothers Holdings Inc. (formerly Shearson Lehman Brother Holdings Inc.) as of December 31, 1992 and 1991, the related combined statement of operations of SLBD for the years then ended and the combined statement of cash provided by net income, as adjusted for non cash expenses and changes in assets acquired and liabilities assumed, exclusive of investing and financing activities for the year ended December 31, 1992 included in Primerica Corporation's Current Report on Form 8-K dated April 28, 1993 filed with the Securities and Exchange Commission.




                          /s/Ernst & Young





 New York, New York
 January 26, 1994